EXHIBIT 3.2

                          CERTIFICATE OF AMENDMENT

                                     OF

                    RESTATED CERTIFICATE OF INCORPORATION

                                     OF

                        THE MULTICARE COMPANIES, INC.

                          (a Delaware Corporation)

     It is hereby certified that:

            1. The name of the corporation (hereinafter called the "Corporation") is The Multicare Companies, Inc.

           2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article IV thereof by substituting in lieu of said Article the following new Article IV:

                "The total number of shares which the Corporation shall  have authority to issue is Seventy-seven Million (77,000,000) shares, consisting of Seven Million (7,000,000) shares of Preferred Stock, of the par value of One Cent ($.01) per share (hereinafter called "Preferred Stock"), and Seventy Million (70,000,000) shares of Common Stock, of the par value of One Cent ($.01) per share (hereinafter called "Common Stock")."

           3. The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     Signed on May 8, 1996.

                         By:  /S/ DANIEL E. STRAUS
                              ________________________________________
                              Daniel E. Straus
                              President and Co-Chief Executive Officer

     ATTEST:

     By:  /S/ BRADFORD C. BURKETT
          _______________________________________________
          Bradford C. Burkett
          Vice President, General Counsel and Secretary